EXHIBIT 5.1

[Letterhead of Arnold & Porter LLP]

November 14, 2005

Equinox Fund Management, LLC

Managing Owner

The Frontier Fund

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

Re:	The Frontier Fund - Balanced Series, Graham Series, Beach Series, Campbell/Graham Series,
Currency Series, Long Only Commodity Series, Long/Short Commodity Series and Managed Futures Index Series

Gentlemen:

We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 filed with the SEC on November 14, 2004, as amended (the “Registration Statement”), relating to the registration under the Securities Act of $27,000,000 of units of beneficial interest (“Units”) in The Frontier Fund (the “Trust”) designated as Balanced Series Units (the “Balanced Series Units”), $35,000,000 of Units designated as Long Only Commodity Series Units (the “Long Only Commodity Series Units”), $25,000,000 of Units designated as Long/Short Commodity Series Units (the “Long/Short Commodity Series Units”) and $75,000,000 of Units designated as Managed Futures Index Series Units (the “Managed Futures Index Series Units” and, collectively with the Balanced Series Units, the Graham Series Units, the Beach Series Units, the Campbell/Graham Units, the Currency Series Units, the Long Only Commodity Series Units and the Long/Short Commodity Series Units, the “Units”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records, certificates, agreements, and other papers as we deemed necessary or appropriate to examine for the purpose of this opinion, including the Registration Statement. In such examinations, we have assumed, and not independently verified, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all copies submitted to us as certified or conformed or photostatic copies. As to any facts material to such opinion, we have relied upon statements of representatives of the Trust.

In giving this opinion, we have relied as to all matters of Delaware law exclusively on the opinion of Messrs. Richards, Layton & Finger, Delaware counsel to the Trust, dated November 14, 2005, and this opinion is subject to the qualifications set forth therein.

Based upon and subject to the foregoing, it is our opinion that the Units to be offered for sale as described in the Registration Statement, when sold in the manner and under the conditions set forth therein, will be legally issued, fully paid, and non-assessable.

This opinion speaks as of the date hereof, and we assume no obligation to update this opinion as of any further date. We hereby consent to the use of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ ARNOLD & PORTER LLP